Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated November 10, 2026 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1B dated July 22, 2025

$30,000,000 Floored Floating Rate Notes, Due May 13, 2032 Royal Bank of Canada

Royal Bank of Canada is offering the Floored Floating Rate Notes (the “Notes”) described below.

•	The Notes will accrue interest, payable quarterly, at a per annum rate equal to the Reference Rate plus a Spread of 0.75% (subject to a Coupon Floor of 0.50% per annum).
•	The Reference Rate is compounded SOFR.
•	You may request that we repurchase the Notes early, as described under “Key Terms” below.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78014RU73

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-5 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$30,000,000
Underwriting discounts and commissions(1)	0.32%	$96,000
Proceeds to Royal Bank of Canada	99.68%	$29,904,000

(1) RBC Capital Markets, LLC will purchase the Notes from us on the Issue Date at purchase prices between $996.80 and $1,000.00 per $1,000 principal amount of Notes, and will pay all or a portion of its underwriting discount of up to $3.20 per $1,000 principal amount of Notes to certain selected broker-dealers as a selling concession. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts and/or for an eligible institutional investor may be as low as $996.80 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Pricing Date, which we refer to as the initial estimated value, is $990.50 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Floored Floating Rate Notes

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof
Pricing Date:	November 10, 2026
Issue Date:	November 13, 2026
Maturity Date:*	May 13, 2032
Interest Rate:	For each Interest Period, a per annum rate calculated as follows: (a) the Reference Rate for that Interest Period plus (b) the Spread, provided that the Interest Rate will not be less than the Coupon Floor
Reference Rate:	With respect to each Interest Period, compounded SOFR, determined as set forth under “General Terms of the Notes—Reference Rates—Daily SOFR and Compounded SOFR” in the accompanying product supplement, for that Interest Period
Coupon Floor:	0.50% per annum
Spread:	0.75%
Interest Payment Dates:*	Quarterly, on the 13th calendar day of February, May, August and November of each year, beginning on February 13, 2027 and ending on the Maturity Date. If an Interest Payment Date is not a business day, interest will be paid on the next business day, without adjustment to the end date of the relevant Interest Period, and no additional interest will be paid in respect of the postponement.
Interest Period:	Each period from and including an Interest Payment Date (or, for the first Interest Period, the Issue Date) to but excluding the next following Interest Payment Date
Payment at Maturity:

If the Notes are not repurchased at your option, we will pay you the principal amount, together with any applicable interest payment, on the Maturity Date.

All payments on the Notes are subject to our credit risk.

Payment upon Early Repurchase:	You may, at your option, request that we repurchase the Notes in whole or in part on the Repurchase Date upon 10 business days’ prior written notice following the procedures described under “Additional Terms of Your Notes — Supplemental Terms of the Notes” in this pricing supplement. If you request to have your Notes repurchased and comply with those procedures, we will pay you the principal amount of your Notes that are repurchased, together with any applicable interest payment, on the relevant Repurchase Date. No further payments will be made on the Notes that are repurchased.
Repurchase Date:*	The Interest Payment Date scheduled to occur on November 13, 2031
Repurchase Notice:	A repurchase notice substantially in the form of the Repurchase Notice set forth in Annex A to this pricing supplement
Day Count Convention:	30 / 360
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-2	RBC Capital Markets, LLC

Floored Floating Rate Notes

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

Early Repurchase. You may submit a request to have us repurchase your Notes on the Repurchase Date, subject to the procedures and terms set forth below. Any repurchase request that we accept in accordance with the procedures and terms set forth below will be irrevocable.

To request that we repurchase your Notes, you must instruct your broker or other person through which you hold your Notes to take the following steps:

•	Send a Repurchase Notice to us via email at RBCCMRBCStructuredRatesTradingPuttableNotice@rbc.com by no later than 4:00 p.m., New York City time, on the tenth business day prior to the Repurchase Date. The subject line of the email should include the title and CUSIP of the Notes. We or our affiliate must acknowledge receipt of the Repurchase Notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your repurchase request;
•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your Notes on the Repurchase Date at a price equal to the amount payable upon early repurchase of the Notes, facing DTC 235; and
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Floored Floating Rate Notes

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Repurchase Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of those deadlines. If you elect to request that we repurchase your Notes, your request will be valid only if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the tenth business day prior to the Repurchase Date and if we (or our affiliates) acknowledge receipt of the Repurchase Notice on the same day. If we do not receive that Repurchase Notice or we (or our affiliates) do not acknowledge receipt of that notice, your repurchase request will not be effective and we will not repurchase your Notes. Once given, a Repurchase Notice may not be revoked.

The Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made. Any questions relating to the repurchase requirements should be directed to the following email address: RBCCMRBCStructuredRatesTradingPuttableNotice@rbc.com.

P-4	RBC Capital Markets, LLC

Floored Floating Rate Notes

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks not associated with an investment in ordinary floating rate notes. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	The Interest Rate on the Notes Is a Floating Rate and May Be Equal to the Coupon Floor — Interest payable on the Notes will be based, in part, on the Reference Rate for the relevant Interest Period. The Reference Rate could decline significantly, including to a rate equal to or less than zero. The Interest Rate for any or all Interest Periods may be as low as the Coupon Floor.
•	There Are Restrictions on Your Ability to Request That We Repurchase Your Notes — If you elect to exercise your right to have us repurchase your Notes, your request that we repurchase your Notes is valid only if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the tenth business day prior to the Repurchase Date, and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If you submit the Repurchase Notice after that deadline, if we (or our affiliates) do not acknowledge receipt of that notice or if you otherwise do not follow the procedures described under “Additional Terms of Your Notes — Supplemental Terms of the Notes” in this pricing supplement, your repurchase request will not be effective and we will not be required to repurchase your Notes on the Repurchase Date.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments.
•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Rate, our credit ratings and financial condition, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These
P-5	RBC Capital Markets, LLC

Floored Floating Rate Notes

factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Pricing Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do. The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the level of the Reference Rate and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any levels of the Reference Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Reference Rate” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Reference Rate

•	The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile — Many factors may affect the Reference Rate including, but not limited to:
o	supply and demand for overnight U.S. Treasury repurchase agreements;
o	sentiment regarding underlying strength in the U.S. and global economies;
o	inflation and expectations concerning inflation;
o	sentiment regarding credit quality in the U.S. and global credit markets;
o	central bank policy regarding interest rates;
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Floored Floating Rate Notes

o	performance of capital markets; and
o	any statements from public government officials regarding the cessation of the Reference Rate.

These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market. Additionally, these factors may cause the Reference Rate to be volatile, and volatility of the Reference Rate may adversely affect your return on the Notes.

•	The Reference Rate with Respect to a Particular Interest Period Will Be Capable of Being Determined Only Near the End of the Relevant Interest Period — The Reference Rate is applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to that Interest Period cannot be determined until near the end of that Interest Period. As a result, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date, and it may be difficult for you to reliably estimate the amount of interest that will be payable on that Interest Payment Date.
•	SOFR May Be Modified or Discontinued and the Notes May Bear Interest by Reference to a Rate Other than SOFR, Which Could Adversely Affect the Value of the Notes — SOFR is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest payable on the Notes and the trading prices of the Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR data in its sole discretion and without notice. The Interest Rate for any Interest Period will not be adjusted for any modifications or amendments to SOFR data that the Federal Reserve Bank of New York may publish after the Interest Rate for that Interest Period has been determined.
•	Uncertainty as to Some of the Potential Benchmark Replacements and any Benchmark Replacement Conforming Changes We Make May Adversely Affect the Return on and the Market Value of the Notes — If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of the Reference Rate, then the Interest Rate will no longer be determined by reference to compounded SOFR, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described below.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the Alternative Reference Rates Committee), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, the Calculation Agent. In addition, the terms of the Notes expressly authorize the Calculation Agent to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “Interest Period,” the methodology, timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the Interest Rate on the Notes  by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the Reference Rate, the Benchmark Replacement may not be the economic equivalent of the Reference Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the Reference Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the Reference Rate (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you may sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv)

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Floored Floating Rate Notes

the secondary trading market for Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

P-8	RBC Capital Markets, LLC

Floored Floating Rate Notes

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations,” focusing particularly on the section entitled “—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Variable Rate Debt Instruments.” The following discussion, when read in combination with “United States Federal Income Tax Considerations” in the accompanying product supplement, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. This discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you. In the opinion of our counsel, which is based on representations provided by us, it is reasonable to treat the Notes for U.S. federal income tax purposes as Single Rate VRDIs (as defined in the accompanying product supplement) that are issued without original issue discount. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

After the initial offering of the Notes, the public offering price of the Notes may change.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate

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Floored Floating Rate Notes

movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

P-10	RBC Capital Markets, LLC

Floored Floating Rate Notes

ANNEX A

Form of Repurchase Notice

To: RBCCMRBCStructuredRatesTradingPuttableNotice@rbc.com

Subject: Floored Floating Rate Notes due May 13, 2032, CUSIP No. 78014RU73

Ladies and Gentlemen:

The undersigned holder of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J, Floored Floating Rate Notes due May 13, 2032, CUSIP No. 78014RU73 (the “Notes”) hereby irrevocably elects to exercise, with respect to the number of the Notes indicated below, as of the date hereof, the right to have you repurchase such Notes on the Repurchase Date specified below as described in the pricing supplement relating to the Notes (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery versus payment trade on the Repurchase Date with respect to the number of Notes specified below at a price per $1,000 principal amount of Notes determined in the manner described in the Pricing Supplement, facing DTC 235, and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Repurchase Date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Email:

Number of Notes surrendered for Repurchase:

Repurchase Date*:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the Notes specified above will not be repurchased unless all of the requirements specified in the Pricing Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Any questions relating to the repurchase requirements should be directed to the following email address: RBCCMRBCStructuredRatesTradingPuttableNotice@rbc.com.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Payment Date” in the product supplement accompanying the Pricing Supplement.

P-11	RBC Capital Markets, LLC